SOUTHWESTERN PUBLIC SERVICE COMPANY

EXHIBIT 12. Statement of Computation of Ratio of Earnings
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                                                                      Twelve Months Ended
                                                                      February 28, 1997
                                                                      (Dollars In Thousands)
Computation of Ratio of Earnings to Fixed Charges:
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         Fixed charges, as defined:
                  Interest on long-term debt                          $  49,138
                  Amortization of debt premium, discount and expense        660
                  Other interest                                          6,377
                  Estimated interest factor of rental charges             1,245
                                    Total fixed charges               $  57,420

         Earnings as defined:
                  Net earnings per statement of earnings              $  93,725
                  Fixed charges as shown                                 57,420
                  Income taxes:
                           Federal-current                               44,716
                           Federal-deferred                               9,613
                           State                                          1,803
                  Investment tax credits                                   (250)
                  Earnings available for fixed charges                $ 207,027
         Ratio of earnings to fixed charges                                3.61
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